FROM:	MSA (MSA Safety Incorporated) Ticker: MSA (NYSE)
Media Relations Contact: Mark Deasy - (724) 741-8570 Investor Relations Contact: Elyse Lorenzato - (724) 741-8525

Douglas McClaine Announces Plans to Retire from MSA
Stephanie Sciullo Named Successor to Lead Team as Chief Legal Officer
PITTSBURGH, October 3, 2019 - MSA Safety Incorporated (NYSE: MSA) President and CEO Nish Vartanian today announced that, in a planned management succession, Stephanie L. Sciullo will be promoted to Vice President and Chief Legal Officer of the company. Ms. Sciullo will succeed Douglas K. McClaine who, after 35 years of service to the company, has decided to retire in early to mid-2020. The new assignment for Ms. Sciullo will be effective January 1, and she will report directly to Mr. Vartanian.

“In connection with Doug McClaine’s retirement, I am pleased to announce the promotion of Stephanie Sciullo,” said Mr. Vartanian. “Since joining the company in 2010, Stephanie quickly established herself as a key contributor to our in-house legal team, and MSA overall. Her commitment to MSA, our mission, and the legal community in western Pennsylvania are worth emulating and I know Stephanie will serve MSA very well in the years ahead.”

Commenting on the retirement of Mr. McClaine, Mr. Vartanian expressed gratitude for the many contributions Mr. McClaine has made to MSA’s success over his nearly four-decade tenure with the company. “We greatly appreciate Doug’s dedication to the mission of MSA,” he said. “Under Doug’s leadership, our company was able to ensure the successful collection of monies owed by various insurance carriers on insurance receivable assets. In addition, Doug played a key role in helping MSA navigate through the many complex legal requirements mandated for

www.MSAsafety.com

publicly-held companies in 2002 by the Sarbanes-Oxley Act. Doug also guided MSA through the various legal aspects related to our transition from the American Stock Exchange to the New York Stock Exchange in 2004,” Mr. Vartanian noted.

“It is with sincere appreciation that I acknowledge and salute these and many other accomplishments and improvements Doug has made to MSA, and all of us wish him and his family the best as he enters the next and well-deserved phase of life,” Mr. Vartanian said.

Most recently, Ms. Sciullo served as Deputy General Counsel, where she managed a company-wide litigation portfolio for a wide range of matters, with a focus on nationwide coordination of complex litigation and associated insurance recovery litigation. Over her nearly 10 years with the company, Ms. Sciullo has delivered multi-million-dollar cost savings through innovative outside counsel management and has saved the organization more than $10 million by applying lean manufacturing principles to litigation management. For her efforts in this area, Ms. Sciullo was recognized in 2014 as a Value Challenge Champion by the Association of Corporate Counsel.

In addition to her MSA responsibilities, Ms. Sciullo has worked to better the Pittsburgh in- house legal community as a leader in professional industry associations and an advocate for pro bono work. As an example, in 2013, Ms. Sciullo designed and launched MSA’s annual Wills for Heroes event, a national program created after September 11 where volunteer lawyers provide estate planning documents to first responders free-of-charge. MSA now sponsors an annual Wills for Heroes event for local Pittsburgh-based firefighters to provide complete and notarized estate- planning documents.

www.MSAsafety.com

As an adjunct professor of law at the University of Pittsburgh and Duquesne University, Ms. Sciullo designed a course offered at both schools - called In-House Counsel in Modern Corporations - to encourage business-minded action in the legal community. In 2017, Ms.
Sciullo was recognized by the Pittsburgh Business Times as one of the 10 most accomplished in- house attorneys in Western Pennsylvania through the In-House Counsel General Excellence Awards.

Prior to joining MSA, Ms. Sciullo practiced with Reed Smith, LLP specializing in litigation.

She is a graduate from the University of Pittsburgh School of Law and graduated summa cum laude with a bachelor’s degree in politics and philosophy from the University of Pittsburgh.

About MSA Safety
Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company's comprehensive product line is used by workers around the world in a broad range of markets, including the oil, gas and petrochemical industry, the fire service, the construction industry, mining and the military. MSA's core products include self-contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, industrial head protection products, firefighter helmets and protective apparel, and fall protection devices. With 2018 revenues of $1.4 billion, MSA employs approximately 4,800 people worldwide. The company is headquartered north of Pittsburgh in Cranberry Township, Pa., and has manufacturing operations in the United States, Europe, Asia and Latin America. With more than 40 international locations, MSA realizes approximately half of its revenue from outside North America. For more information visit MSA's web site at www.MSAsafety.com.

# # #

www.MSAsafety.com